Exhibit 99.1

News Release

Contact:    Sandi Noah                Paul DeSantis
Communications            Chet Fox
(216) 682-7011            Investor Relations
sandi.noah@omnova.com        (216) 682-7003

OMNOVA Solutions Expands Operating Margins in Second Quarter 2015, Grows EPS By More Than 20% Versus 2Q 2014, and Reaffirms Full-Year Guidance
of Significant Growth in Adjusted Diluted Earnings Per Share

BEACHWOOD, OHIO, June 30, 2015 -
Second Quarter 2015 Highlights

•
The Company reported second quarter 2015 net income of $3.9 million and diluted earnings per share of $0.09, compared to second quarter 2014 net income of $3.4 million and diluted earnings per share of $0.07. Adjusted Income From Continuing Operations was $5.2 million, and Adjusted Diluted Earnings Per Share from Continuing Operations was $0.11 for the second quarter of 2015, compared to Adjusted Income from Continuing Operations of $4.0 million and Adjusted Diluted Earnings Per Share from Continuing Operations of $0.09 in the second quarter of 2014. (See Table B.)

•
Segment operating profit margins grew to 8.3% in the second quarter of 2015, compared to 7.0% in the second quarter of 2014. Total Adjusted Segment Operating Profit margins expanded by 240 basis points to 9.6%. Engineered Surfaces Adjusted Segment Operating Profit margins increased 290 basis points to 9.7%, while Performance Chemicals Adjusted Segment Operating Profit margins increased 230 basis points to 9.6%.

•	In early June, the Company announced a complementary bolt-on oil and gas chemicals acquisition.

•
Also in June, the Company announced manufacturing capacity closures and an SG&A restructuring that, along with the previously announced Akron emulsions plant closure, should result in $14 million to $17 million of annual savings when fully implemented. Actions are expected to increase styrene butadiene capacity utilization to more than 90% post closure.

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OMNOVA Solutions Inc. (NYSE: OMN) today announced net income of $3.9 million, or $0.09 per diluted share, for the second quarter ending May 31, 2015, compared to net income of $3.4 million, or $0.07 per diluted share, for the comparable period last year. Adjusted Income From Continuing Operations was $5.2 million, or $0.11 per diluted share, for the second quarter of 2015, compared to second quarter 2014 Adjusted Income From Continuing Operations of $4.0 million, or $0.09 per diluted share (See Table B). The increase was driven primarily by year-over-year margin expansion in both the Performance Chemicals and Engineered Surfaces segments, and favorable net inventory valuation adjustments in Performance Chemicals.
“We are pleased with the margin expansion in both of our business segments in the second quarter,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Overall, we expanded Adjusted Segment Operating Profit margins for the third consecutive quarter, with Adjusted Segment Operating Profit margins in the second quarter of 2015 expanding by 240 basis points to 9.6%. Engineered Surfaces continued to expand Adjusted Segment Operating Profit margins, increasing 290 basis points to 9.7% in the second quarter. Performance Chemicals reported a year-over-year increase in Adjusted Segment Operating Profit for the first time in eleven quarters. Overall, Adjusted Segment Operating Profit increased 10.5% to $21.1 million as a result of margin increases and favorable net inventory valuation adjustments.
"Revenue declined in the second quarter compared to last year, primarily as a result of contract- based index price reductions related to declines in raw material costs. Foreign exchange weakness, primarily related to the Euro, also unfavorably impacted sales. While volume declined modestly overall, we were encouraged by volume increases in key specialty lines of business including laminates, nonwovens and home & personal care. Although oil & gas volumes were down compared to last year, we continued to see stable volume in high pressure, high temperature applications. Order rates appear to be strengthening in key specialty lines as we enter the second half of the year," continued McMullen.
“In early June, we announced two strategic actions designed to help us more quickly achieve our goal of sustainable double-digit operating profit margin for each of our segments. The first action was the acquisition of New Fluid Solutions, a specialty drilling chemical company based in Houston, Texas. Although the acquisition is small, its product line complements our existing product line, saves years of research and development on similar products, provides critical lab and production capabilities, and avoids new capital investments we otherwise would have made. It gives us access to a new group of land-based drilling customers and enhances our presence in the critical Houston-based oil & gas market.
“The second action we announced was the Performance Chemicals footprint realignment and Company-wide SG&A restructuring. We will close manufacturing at our styrene butadiene (SB) latex plant in Calhoun, Georgia and also close excess SB capacity for traditional core paper and carpet products at our Mogadore, Ohio facility. All SB latex manufacturing for paper and carpet will transition to our Green Bay, Wisconsin site, the most modern - and highly cost competitive - SB plant in the industry. The Mogadore plant will concentrate on producing SB latices for specialty growth applications. We

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expect these actions to take OMNOVA’s styrene butadiene capacity utilization to over 90 percent. We also are redesigning our Performance Chemicals marketing, selling and product development activities in addition to the recent restructuring of the chemicals leadership team. We expect these changes to help us drive longer term volume growth in our key specialty lines of business at a faster pace. Additionally, we are reducing our SG&A expenses across the Company, primarily through position eliminations and efficiency and effectiveness initiatives. With these latest cost reductions and the previously announced Akron plant emulsion manufacturing closure, ultimately we expect to reduce costs between $14 million and $17 million annually, primarily benefiting the Performance Chemicals segment.
“These actions are clear, decisive and focused on our strategy, which includes four major elements: (1) Stabilize the traditional core businesses and drive margin expansion and improved cash generation, (2) Accelerate profitable growth in key specialty businesses such as specialty coatings, oil and gas, laminates, nonwovens and elastomeric modifiers, (3) Drive improved return on investment, and (4) Deploy a balanced capital allocation policy,” said McMullen.
"We are confident that these actions will result in a significant improvement in business performance and support sustained margin expansion and profitable growth,” McMullen concluded.

Consolidated Results for the Second Quarter of Fiscal 2015
Net sales decreased $46.2 million, or 17.3%, to $220.2 million for the second quarter of 2015, compared to $266.4 million for the comparable quarter last year. The sales decrease was the result of $26 million or 9.8% of reduced pricing, driven primarily by contract-based index pricing in certain markets tied to raw material price declines; $8.1 million or 3.0% of unfavorable currency translation effects, primarily from the decline of the Euro; and lower sales volume of $12.2 million or 4.6%, primarily in paper, carpet, oil & gas and coated fabrics. These declines were partially offset by increasing volumes in nonwovens, laminates, tire cord, specialty rubber and home & personal care.
Gross profit in the second quarter of 2015 increased to $52.9 million, or 24.0% of net sales, compared to $52.6 million, or 19.7% of net sales, in the comparable quarter last year. The increase in gross profit was due primarily to expanding margins and favorable net inventory valuation adjustments, partially offset by the unfavorable volume and foreign exchange.
Selling, general and administrative expense (SG&A) in the second quarter of 2015 was $32.0 million, compared to $31.5 million in the second quarter of 2014, reflecting successful expense management efforts as well as increased investments in sales and marketing resources for OMNOVA's specialty lines of business.
Interest expense in the second quarter of 2015 was $6.8 million, down $0.9 million from the comparable quarter last year, reflecting the lower outstanding debt balance resulting from the $50 million prepayment of the Company’s outstanding Senior Notes in November 2014.
Other Expense (Income), net was $1.4 million expense for the second quarter of 2015, compared to income of $1.4 million in the comparable quarter last year. Included in the second quarter of 2015 are

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expenses of $1.5 million related to the Company’s operational improvement programs, and included in the second quarter of 2014 was the gain of $0.7 million related to the settlement of a note receivable.
Income tax expense was $0.6 million for the second quarter of 2015, compared to $1.5 million in the second quarter of 2014. The effective tax rate for the second quarter of 2015 was 16.7%, compared to 28.3% in the second quarter of 2014. The reduction in the effective tax rate for the second quarter of 2015 as compared to 2014 results from a changing mix of jurisdictional income, whereby the income in the U.S. compared to worldwide income is reduced in 2015. This reduction primarily relates to expected restructuring and other costs to be incurred in the U.S. during 2015 related to the manufacturing footprint and SG&A initiatives. Cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has approximately $115.1 million of U.S. federal net operating loss carryforwards and $113.9 million of state and local tax net operating loss carryforwards with expiration dates between 2021 and 2034.
Cash flow from operations provided $17.9 million in the second quarter of 2015 as compared to $3.8 million used in the same period last year, reflecting the effect of lower raw material costs and internal initiatives to reduce working capital. Working capital days were 55.0 days compared to 60.2 days in May of last year, down 5.2 days. The Company has begun implementing its working capital reduction initiative designed to consistently reduce the amount of working capital deployed in the business.
Through the end of fiscal 2016, the Company expects to incur total charges of approximately $16 million to $20 million to secure the $14 million to $17 million of annual savings from the manufacturing realignment and SG&A restructuring, of which approximately $7.0 million to $9.0 million will be non-cash charges related to manufacturing assets that will no longer be used. Severance charges ranging from $5.0 million to $6.0 million and production transition, facility conversion, and other associated costs ranging from $4.0 million to $5.0 million are expected to result in cash expenditures of $9.0 million to $11 million. These charges will be excluded from reported Adjusted Segment Operating Profit and Adjusted Income From Continuing Operations.

Performance Chemicals Segment Results
Net sales during the second quarter of 2015 decreased $42.8 million, or 21.1%, to $160.1 million, compared to $202.9 million in the comparable quarter last year. The decrease in net sales compared to the prior year was due primarily to reduced pricing of $26.6 million, or 13.1%, which was driven by contract-based index pricing in certain markets and other price declines, both related to the lower raw material costs. Net sales in the quarter also were impacted by unfavorable currency translation effects of $7.8 million or 3.8%. Volume was unfavorable by $8.4 million, or 4.1%, driven by oil and gas and carpet, as well as paper, due primarily to the 2014 closure of a paper customer’s mill. The volume declines were partially offset by volume increases in nonwovens, tire cord, home & personal care, and specialty rubber. While carpet volume was down for the quarter, it was up year-to-date.

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Segment operating profit was $13.3 million for the second quarter of 2015. Adjusted Segment Operating Profit was $15.3 million for the second quarter of 2015, compared to $14.8 million for the same period in 2014.
Adjusted Segment Operating Profit margins continued to increase during the quarter as lower raw material costs more than offset the lower selling prices, which were driven primarily by contract-based index price adjustments related to reductions in raw material costs. Declines in the Euro negatively impacted operating profit by approximately $1.0 million. Year-over-year, net inventory valuation adjustments were $2.2 million favorable in the quarter. For the second quarter, Performance Chemicals recorded a favorable net inventory valuation adjustment of $1.4 million, compared to an unfavorable net inventory valuation adjustment last year of $0.8 million. During the first six months of fiscal 2015, Performance Chemicals recorded unfavorable net inventory valuation adjustments of $4.8 million, compared to favorable net inventory valuation adjustments last year of $2.1 million, representing an unfavorable net inventory valuation adjustment of $6.9 million year-over-year, reducing segment operating profit. Butadiene prices have been stable, while styrene prices have recently risen.
Specialty Chemicals (oil & gas, coatings, home & personal care, nonwovens/textiles, elastomeric modifiers, tape and adhesives) product line sales decreased $15.6 million, to $74.3 million, for the second quarter of 2015, compared to $89.9 million for the comparable period last year. The decrease was driven primarily by $6.1 million of reductions in pricing, which was mostly associated with declining raw material costs; $4.9 million in unfavorable currency translation effects; and $4.6 million from lower volume, primarily associated with the non-deepwater segment of oil & gas. Certain higher growth specialty product lines, including nonwovens and home & personal care, generated volume increases.
Performance Materials (paper, carpet, specialty rubber, antioxidants and tire cord chemicals) product line sales decreased $27.2 million, to $85.8 million, for the second quarter of 2015, compared to $113.0 million for the comparable period last year. The decrease was due to reduced pricing tied to lower raw material costs of $20.5 million, $2.9 million from unfavorable currency translation effects, and $3.8 million in lower volumes. Paper volume was down 9%, primarily as a result of the closure of a customer’s mill in the fourth quarter of last year. Carpet volume was down 7% in the quarter, primarily reflecting the timing of orders. Year-to-date, carpet is up 6%. The Company expects modest increases in carpet volume over time. For the quarter, tire cord volume was up 2%.

Engineered Surfaces Segment Results
Net sales were $60.1 million during the second quarter of 2015, a decrease of $3.5 million, or 5.5%, compared to $63.6 million in the comparable quarter last year. Pricing and mix were favorable by $0.6 million, while foreign currency translation was unfavorable by $0.3 million, and volume was down $3.8 million. The volume decline was due to lower sales in China in the coated fabrics business, reflecting a slowing in the Chinese automotive market.

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Segment operating profit was $4.9 million for the second quarter of 2015. Adjusted Segment Operating Profit was $5.8 million for the 2015 second quarter, compared to $4.3 million in the same period last year. The year-over-year improvement was due primarily to margin expansion and favorable mix. (See Table A.)
Laminates and Performance Films product line sales continued to increase and were $38.1 million in the second quarter of 2015, an increase of $0.5 million compared to the comparable quarter of last year. Laminates saw continued growth in several key markets including RV, Store Fixture and Flooring.
Global Coated Fabrics product line sales were $22.0 million in the second quarter of 2015, down $4.0 million compared to the same period last year. The decline was due primarily to the Chinese automotive market, partially offset by increased sales from OMNOVA's Thailand operations.

Outlook
The Company continues to expect significant growth in Adjusted Diluted Earnings Per Share for the full 2015 fiscal year. Initiatives underway and other factors that are expected to contribute to this improvement include continued improved margins, positive net inventory valuation adjustments driven by stable raw material pricing, various cost reduction measures and volume growth in OMNOVA's specialty businesses.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, June 30, 2015, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, July 21, 2015. A telephone replay will also be available beginning at 1:00 p.m. ET on June 30, 2015, and ending at 11:59 p.m. ET on July 21, 2015. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 361284.

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Non-GAAP and Other Financial Matters

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net Income

	Three Months Ended		Six Months Ended
	May 31,		May 31,
(Dollars in millions)	2015	2014	2015	2014
Net Sales
Performance Chemicals
Performance Materials	$85.8	$113.0	$169.9	$208.8
Specialty Chemicals	74.3	89.9	143.5	165.8
Total Performance Chemicals	$160.1	$202.9	$313.4	$374.6
Engineered Surfaces
Coated Fabrics	$22.0	$26.0	$44.2	$49.3
Laminates and Performance Films	38.1	37.6	69.5	68.6
Total Engineered Surfaces	60.1	63.6	113.7	117.9
Inter-segment sales	—	(.1)	—	(.2)
Total Net Sales	$220.2	$266.4	$427.1	$492.3
Segment Operating Profit
Performance Chemicals	$13.3	$13.8	$19.9	$25.9
Engineered Surfaces	4.9	4.9	9.0	8.3
Interest expense	(6.8)	(7.7)	(13.7)	(15.4)
Corporate expense	(6.8)	(5.7)	(12.7)	(11.1)
Shareholder activist costs	—	—	(1.9)	—
Operational improvement costs	—	—	(.4)	—
Asset impairment	(.6)	—	(.6)	—
Acquisition and integration related expense	(.4)	—	(.4)	—
Income (Loss) from Continuing Operations Before Income Taxes	3.6	5.3	(.8)	7.7
Income tax expense (benefit)	.6	1.5	(.6)	2.5
Income (loss) from continuing operations	3.0	3.8	(.2)	5.2
Discontinued operations, net of tax	.9	(.4)	.9	(.6)
Net Income	$3.9	$3.4	$.7	$4.6
Depreciation and amortization	$7.0	$9.0	$14.1	$17.6
Capital expenditures	$5.8	$5.9	$10.5	$10.6

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations, and Adjusted Diluted Earnings Per Share from Continuing Operations, which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Non-GAAP and Other Financial Matters (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit and (B) Adjusted Income and Diluted Earnings Per Share From Continuing Operations

TABLE A
Adjusted Segment Operating Profit Reconciliation	Three Months Ended		Six Months Ended
	May 31,		May 31,
(Dollars in millions)	2015	2014	2015	2014
Performance Chemicals Segment Operating Profit	$13.3	$13.8	$19.9	$25.9
Restructuring and severance	.5	.4	.5	.4
Accelerated depreciation on production transfer	—	.6	—	1.2
Operational improvement costs	1.5	—	2.5	—
Total adjustments to Performance Chemicals' segment operating profit	2.0	1.0	3.0	1.6
Performance Chemicals' Adjusted Segment Operating Profit	$15.3	$14.8	$22.9	$27.5
Engineered Surfaces Segment Operating Profit	$4.9	$4.9	$9.0	$8.3
Restructuring and severance	.5	—	.6	.2
Asset Impairment, facility closure costs and other	.4	.1	.4	.2
Environmental costs	—	—	.1	—
Gain on settlement of note receivable	—	(.7)	—	(.7)
Total adjustments to Engineered Surfaces' segment operating profit	.9	(.6)	1.1	(.3)
Engineered Surfaces' Adjusted Segment Operating Profit	$5.8	$4.3	$10.1	$8.0
Total Adjusted Segment Operating Profit	$21.1	$19.1	$33.0	$35.5

TABLE B
Adjusted Income from Continuing Operations Reconciliation and Adjusted Diluted Earnings Per Share
	Three Months Ended		Six Months Ended
	May 31,		May 31,
(Dollars in millions, except per share amounts)	2015	2014	2015	2014
Income From Continuing Operations Before Income Taxes	$3.6	$5.3	$(.8)	$7.7
Performance Chemicals segment operating profit adjustments per Table A	2.0	1.0	3.0	1.6
Engineered Surfaces segment operating profit adjustments per Table A	.9	(.6)	1.1	(.3)
Shareholder activist costs	—	—	1.9	—
Operational improvement costs	—	—	.4	—
Asset impairment	.6	—	.6	—
Acquisition and integration related expense	.4	—	.4	—
Adjusted income from continuing operations before income taxes	7.5	5.7	6.6	9.0
Income tax expense(1)	2.3	1.7	2.0	2.7
Adjusted Income From Continuing Operations	$5.2	$4.0	$4.6	$6.3
Adjusted Diluted Earnings Per Share From Adjusted Income From Continuing Operations	$.11	$.09	$.10	$.13

(1)Proforma income tax expense is calculated using an estimated effective tax rate of 30%.

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This press release includes descriptions of OMNOVA’s current business, operations, assets and other matters affecting the Company as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company, including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, debt and cash levels, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” “committed,” and similar expressions or phrases identify forward-looking statements.
All descriptions of OMNOVA’s business, operations and assets, as well as all forward-looking statements, involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. There also may be risks and uncertainties not currently known to the Company. The occurrence of any such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s business, operations or assets as well as the Company's results and, in some cases, such effect could be material. Certain risks and uncertainties facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.
All written and verbal descriptions of OMNOVA’s business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained and referenced herein.
All such descriptions and any forward-looking statement speak only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.
Risks and uncertainties that may adversely affect OMNOVA’s business, operations, assets, or other matters affecting the Company and may cause actual results to materially differ from expectations include, but are not limited to: (1) the Company's exposure to general economic, business, and industry conditions; (2) changes in raw material prices and availability; (3) the highly competitive markets the Company serves and continued consolidations among its customer base; (4) the Company's ability to develop new products that appeal to customers; (5) the creditworthiness of the Company's customers; (6) the concentration of OMNOVA's Performance Chemicals business among several large customers;

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(7) increased foreign competition for the Company's customers and suppliers; (8) the inherent risks of international operations; (9) risks associated with the use of chemicals; (10) the failure of a joint venture partner to meet its commitments; (11) the Company's ability to identify and complete strategic transactions; (12) OMNOVA's ability to successfully integrate acquired companies; (13) extraordinary events such as natural disasters, political disruptions, terrorist attacks and acts of war; (14) unanticipated capital expenditures; (15) increases in healthcare costs; (16) the Company's ability to retain or recruit key employees; (17) the Company's ability to renew collective bargaining agreements with employees on acceptable terms and the risk of work stoppages; (18) the Company's contribution obligations under its U.S. pension plan; (19) the Company's failure to protect its intellectual property; (20) adverse litigation outcomes or settlements; (21) the Company's reliance on foreign financial institutions to hold some of its funds; (22) information systems failures and cyberattacks; (23) potential goodwill impairment charges; (24) the actions of activist shareholders; (25) the Company's substantial debt and any decision in the future to incur additional debt; (26) the operational and financial restrictions contained in the Company's indenture; (27) a default under the Company's term loan or revolving credit facility; and (28) the Company's ability to generate sufficient cash to service its outstanding debt.
OMNOVA Solutions provides greater detail regarding these risks and uncertainties in its 2014 Form 10-K and subsequent filings, which are available online at www.omnova.com and www.sec.gov.
OMNOVA Solutions Inc. is a technology-based company with sales for the twelve month period ending May 31, 2015 of $922 million and a global workforce of approximately 2,300. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and functional and decorative surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.
Consolidated Statements of Operations
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2015	2014	2015	2014
Net Sales	$220.2	$266.4	$427.1	$492.3
Cost of goods sold	167.3	213.8	332.5	390.6
Gross Profit	52.9	52.6	94.6	101.7

Selling, general and administrative	32.0	31.5	61.8	62.1
Depreciation and amortization	7.0	9.0	14.1	17.6
Asset impairment	.6	—	.6	—
Restructuring and severance	1.1	.5	1.1	.8
Interest expense	6.8	7.7	13.7	15.4
Acquisition and integration related expense	.4	—	.4	—
Other expense (income), net	1.4	(1.4)	3.7	(1.9)
	49.3	47.3	95.4	94.0
Income (Loss) From Continuing Operations Before Income Taxes	3.6	5.3	(.8)	7.7
Income tax expense (benefit)	.6	1.5	(.6)	2.5
Income (Loss) From Continuing Operations	3.0	3.8	(.2)	5.2
Discontinued Operations
Total discontinued operations	.9	(.4)	.9	(.6)
Net Income	$3.9	$3.4	$.7	$4.6

Income Per Share - Basic and Diluted
Income per share - continuing operations	$.07	$.08	$—	$.11
Income (loss) per share - discontinued operations	.02	(.01)	.02	(.01)
Basic and Diluted Income Per Share	$.09	$.07	$.02	$.10

Weighted average shares outstanding - Basic	45.7	46.3	45.9	46.3
Weighted average shares outstanding - Diluted	46.1	47.0	46.3	46.9

OMNOVA SOLUTIONS INC.
Consolidated Balance Sheets
(Dollars in Millions, Except Per Share Data)

	May 31,	November 30,
	2015	2014
	(Unaudited)	(Audited)
ASSETS:
Current Assets
Cash and cash equivalents	$90.9	$99.5
Accounts receivable, net	126.2	135.7
Inventories	91.1	92.7
Prepaid expenses and other	18.2	21.0
Deferred income taxes - current	7.2	7.0
Total Current Assets	333.6	355.9
Property, plant and equipment, net	228.8	238.4
Trademarks and other intangible assets, net	62.1	66.4
Goodwill	80.9	85.4
Deferred income taxes - non-current	70.6	68.2
Deferred financing fees	6.1	7.0
Other assets	7.1	7.9
Total Assets	$789.2	$829.2
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$3.8	$5.6
Accounts payable	78.4	94.3
Accrued payroll and personal property taxes	20.5	17.8
Employee benefit obligations	2.9	2.9
Accrued interest	1.5	1.4
Other current liabilities	4.1	1.8
Total Current Liabilities	111.2	123.8
Senior notes	200.0	200.0
Long-term debt - other	205.3	206.4
Postretirement benefits other than pensions	6.3	6.6
Pension liabilities	106.4	110.8
Deferred income taxes - non-current	18.7	21.6
Other liabilities	7.8	9.5
Total Liabilities	655.7	678.7
Shareholders’ Equity
Common stock - $0.10 par value; 135 million shares authorized; 48.3 million shares issued at May 31, 2015 and November 30, 2014	4.8	4.8
Additional contributed capital	338.8	338.5
Retained deficit	(55.4)	(56.1)
Treasury stock at cost; 1.9 million and 1.0 million shares at May 31, 2015 and November 30, 2014, respectively	(15.1)	(7.9)
Accumulated other comprehensive loss	(139.6)	(128.8)
Total Shareholders’ Equity	133.5	150.5
Total Liabilities and Shareholders’ Equity	$789.2	$829.2

OMNOVA SOLUTIONS INC.
Consolidated Statements of Cash Flows
(Dollars in Millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2015	2014	2015	2014
Operating Activities
Net income	$3.9	$3.4	$.7	$4.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on disposal of fixed assets	—	.2	—	.2
Depreciation and amortization	7.0	9.0	14.1	17.6
Impairment of long-lived assets	.6	—	.6	—
Amortization of deferred financing fees	.6	.6	1.1	1.2
Non-cash stock compensation expense	.6	.6	1.2	1.2
Provision for doubtful accounts	—	.1	.1	.1
Provision for obsolete inventories	.2	.1	.6	.1
Changes in operating assets and liabilities:
Accounts receivable	1.1	(14.9)	.6	(30.7)
Inventories	4.2	(6.0)	(2.0)	(20.4)
Other current assets	(.7)	.3	7.6	—
Current liabilities	1.9	4.2	(4.6)	8.3
Other non-current assets	.7	(.9)	(2.4)	(1.5)
Other non-current liabilities	(1.9)	(.2)	(6.6)	(.3)
Contributions to defined benefit plan	(.3)	(.3)	(.5)	(.3)
Net Cash Provided By (Used In) Operating Activities	17.9	(3.8)	10.5	(19.9)
Investing Activities
Capital expenditures	(6.0)	(5.9)	(10.5)	(10.6)
Proceeds from notes receivable	—	2.3	—	2.3
Net Cash Used In Investing Activities	(6.0)	(3.6)	(10.5)	(8.3)
Financing Activities
Repayment of debt obligations	(.7)	(.5)	(1.3)	(1.0)
Short-term debt borrowings	3.5	7.2	9.0	9.8
Short-term debt payments	(4.3)	(6.1)	(10.8)	(10.5)
Purchase of treasury shares	(3.7)	—	(7.9)	—
Cash received from exercise of stock options	—	—	—	.3
Net Cash (Used In) Provided By Financing Activities	(5.2)	.6	(11.0)	(1.4)
Effect of exchange rate changes on cash	1.1	.5	2.4	(1.0)
Net (Decrease) Increase In Cash And Cash Equivalents	7.8	(6.3)	(8.6)	(30.6)
Cash and cash equivalents at beginning of period	83.1	140.6	99.5	164.9
Cash And Cash Equivalents At End Of Period	$90.9	$134.3	$90.9	$134.3